Exhibit 5.1

December 31, 2009

Pioneer Financial Services, Inc.

4700 Belleview Avenue, Suite 300

Kansas City, MO 64112

Re:	Pioneer Financial Services, Inc. - Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as counsel to Pioneer Financial Services, Inc. (the "Company") in connection with the Company's filing of a registration statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated by the Commission thereunder, registering up to $25,000,000 in aggregate principal amount of the Company's investment notes (collectively, the "Notes") that may be offered and sold from time to time as set forth in the prospectus (including any amendment thereto and related prospectus supplement), which forms a part of the Registration Statement (the "Prospectus"). The Notes are to be issued pursuant to an Indenture dated as of December 29, 2009 (the "Indenture") between the Company and U.S. Bank National Association as Trustee (in such capacity, the "Trustee"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with your filing of the Registration Statement. Terms with their initial letters capitalized which are used but not otherwise defined herein have the meanings given such terms in the Indenture.

In reaching the conclusions expressed in this opinion letter, we have reviewed originals or copies of agreements, documents, certificates and records (for purposes of this paragraph, collectively, "documents") as we have deemed necessary and relevant in order to render the opinions set forth below, including, without limitation: (1) the Registration Statement and the Prospectus; and (2) the Indenture and the form of Notes attached as an exhibit thereto. For purposes of the opinions expressed below, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) the conformity to the authentic originals of all documents submitted to us as copies; (iii) the due authorization, execution and delivery of the Indenture and all related agreements by all parties thereto other than the Company and the validity and enforceability of the Indenture and such agreements as to such parties; (iv) the truth, accuracy, and completeness of the information, representations and warranties contained in the documents we have reviewed; and (v) the issuance, sale, amount and terms of the Notes to be issued, offered and sold from time to time will, at the time of issuance and sale, be in

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accordance with any applicable resolutions of the board of directors and shareholders of the Company, the Company's articles of incorporation and bylaws and the Indenture; in compliance with applicable federal and state law; and in the manner stated in the Registration Statement and the Prospectus.

Based upon the foregoing, we are of the opinion that when the Notes have been duly executed, authenticated, delivered and sold and the consideration for the sale of such Notes has been fully paid to the Company, all as provided in the Indenture and the Prospectus, such Notes will be the valid and legally binding obligations of the Company. Our opinion is subject to: (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar federal or state laws generally affecting the rights of creditors or secured parties; (ii) limitations on rights to indemnification and contribution, exculpatory provisions and waivers of rights or the benefits of statutory provisions under applicable law, public policy grounds or equitable principles; and (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law. In addition, such opinions are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinions in response to changes in the law becoming effective hereafter or future events or circumstances becoming known to us after the date hereof.

The opinions expressed herein are given only with respect to the present status of the substantive laws of the State of Missouri (not including choice-of-law principles under Missouri law). We express no opinion as to any matter arising under the laws of any other jurisdiction.

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We hereby consent to the use of this opinion letter as an Exhibit to the Registration Statement and the use of this firm's name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion and consent may be incorporated by reference in amendments and post-effective amendments to the Registration Statement filed with the Commission pursuant to the Act.

Very truly yours,

/s/ Stinson Morrison Hecker LLP
Stinson Morrison Hecker LLP